Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

This Amendment is entered into as of March 31, 2009 by and among Arctic Cat Inc., a Minnesota corporation (the “Borrower”), Arctic Cat Sales Inc., a Minnesota corporation, Arctic Cat Production LLC, a Minnesota limited liability company, Arctic Cat Production Support LLC, a Minnesota limited liability company, and Arctic Cat Shared Services LLC, a Minnesota limited liability company (the “Guarantors”), and Wells Fargo Bank, National Association, a national banking association, as the Administrative Agent, Issuing Lender and sole Lender under the Credit Agreement described below (in such capacities, the “Bank”).

The Borrower and the Bank have entered into a Credit Agreement dated August 29, 2008, setting forth the terms on which the Bank would make advances to and issue letters of credit for the account of the Borrower (together with all amendments, modifications and restatements thereof, the “Credit Agreement”).

Pursuant to their Guaranty dated August 29, 2008 (together with all amendments, modifications and restatements thereof, the “Guaranty”), the Guarantors have guarantied the payment and performance of all obligations of the Borrower arising under the Credit Agreement and related documents.

Pursuant to a Security Agreement dated August 29, 2008 (together with all amendments, modifications and restatements thereof, the “Security Agreement”), the Borrower and the Guarantors have granted the Bank a security interest in substantially all of their personal property.

The Borrower has asked the Bank to extend the revolving line of credit provided under the Credit Agreement, and the Bank is willing to do so on the terms and subject to the conditions set forth herein.

ACCORDINGLY, in consideration of the mutual covenants contained in this Amendment and in the other documents described herein, the parties hereby agree as follows:

1.                                      Definitions.

As used in this Amendment, capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings given them in the Credit Agreement.

2.                                      Amendments

(a)                                  The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their entirety to read, respectively, as follows:

“Aggregate Revolving Commitment Amount” means $30,000,000, being an amount equal to the sum of the Revolving Commitments, as such amount may be reduced from time to time pursuant to Section 2.8 or amendment in accordance with this Agreement.

“Facility Termination Date” means May 31, 2009, or the earlier date of the termination of the Revolving Facility pursuant to Section 2.8 or 7.2.

“Floating Rate” means, at any time, an annual rate equal to the sum of (i) 225 basis points (2.25% per annum), and (ii) the greater of:

(A)          the Base Rate; or

(B)           the Federal Funds Rate, plus 50 basis points (0.50% per annum).

The Floating Rate shall change when and as the Base Rate or Federal Funds Rate changes.

“LIBO Rate Margin” means 500 basis points (5.00% per annum).

(b)                                 Paragraph (a) of the definition of “Eligible Receivables Value” in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)                                  (i)                                     That portion of Dealer Floorplan Finance Receivables unpaid more than 5 calendar days after the applicable invoice date;

(ii)                                  that portion of other accounts receivable unpaid more than 90 days after the applicable invoice date.

(c)                                  The following paragraph (h) is inserted at the end of the definition of “Eligible Receivables Value” in Section 1.1 of the Credit Agreement:

(h)           Accounts receivable owed by an account debtor whose chief executive office or principal place of business is located outside the United States and Canada.

(d)                                 The phrase, “the Security Agreement”, is deleted in the definition of “Material Adverse Effect” in Section 1.1 of the Credit Agreement, and the phrase, “any Security Document”, is substituted therefor.

(e)                                  The following definitions are hereby added to Section 1.1 of the Credit Agreement in its appropriate alphabetical order:

“Borrowing Base” means, at any time, the lesser of:

(a)           the Aggregate Revolving Commitment Amount, and

(b)           the sum of

(i)            60% of Eligible Receivables Value,

(ii)           the lesser of (A) $20,000,000, or (B) 50% of Eligible Finished Goods Value,

(iii)          20% of Eligible Parts Value, and

(iv)          10% of Eligible Raw Materials Value.

“Borrowing Base Certificate” means a certificate in substantially the form attached hereto as Exhibit E, duly completed and certified by the Borrower, pursuant to which the Borrower sets forth the Borrowing Base as of a particular date.

“Dealer Floorplan Finance Receivables” means amounts owing to any Obligor under any Dealer Finance Agreement.

“First Amendment Date” means March 31, 2009.

“Security Documents” means the Security Agreement and each other security agreement, mortgage, deed of trust, assignment or other instrument or agreement now or hereafter directly or indirectly securing any Obligations of the Borrower or any guaranty of any Obligations.

(f)                                    The definitions of “Adjusted Asset Value” and “Asset Coverage Ratio” are hereby deleted.

(g)                                 The first two sentences of Section 2.1 of the Credit Agreement are hereby deleted, and the following is substituted therefor:

Each Lender agrees, severally but not jointly, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower and to participate in commercial and standby Letters of Credit for the account of the Borrower from the date hereof through the Facility Termination Date; provided, however, that (A) the Revolving Facility Outstandings shall at no time exceed the Borrowing Base and (B) no Lender’s Percentage of the Revolving Facility Outstandings shall at any time exceed that Lender’s Revolving Commitment. The credit facility established under this Section 2.1 is revolving; within the limits set forth herein, the Borrower may request Advances and Letters of Credit through the Facility Termination Date, repay such Advances or terminate such Letters of Credit, and reborrow or receive additional Letters of Credit, so long as no Advance or Letter of Credit causes the limits set forth below to be exceeded.

(h)                                 The second sentence of Section 2.3(e) of the Credit Agreement is hereby deleted, and the following is substituted therefor:

Unless otherwise agreed by the Required Lenders in writing, the Borrower shall deposit in the L/C Cash Collateral Account, not less than 5 Business Days before the Facility Termination Date, an amount equal to 105% of the L/C Amount, less the balance (if any) then outstanding in the L/C Cash Collateral Account.

(i)            The following is hereby inserted at the end of Section 2.4(b) of the Credit Agreement:

Notwithstanding any other provision of this Agreement, from and after the First Amendment Date, the Borrower may not elect any Interest Period longer than one month to be applicable to any LIBO Rate Funding.

(j)                                     The following new Section 2.15 is hereby inserted at the end of Article II of the Credit Agreement:

Section 2.15 Borrowing Base Deficiencies.

If the Revolving Facility Outstandings shall on any date exceed the Borrowing Base, the Borrower, not later than the next Business Day following such date, shall remit to the Administrative Agent an amount equal to such excess, without notice or demand by the Administrative Agent or any Lender. Such remittance shall be applied to the Obligations (whether or not due) in such order of application as the Administrative Agent may in its sole discretion choose. To the extent that the amount of such remittance exceeds the outstanding non-contingent Obligations, such excess portion of the remittance shall be deposited in the L/C Cash Collateral Account.

(k)           The following is hereby inserted at the end of Section 3.2 of the Credit Agreement:

Any request for a Borrowing or a Letter of Credit, whether written, telephonic, telecopy or otherwise, shall be deemed to be a representation by the Borrower that (i) the amount of the requested Borrowing or Letter of Credit, when added to the Revolving Facility Outstandings would not cause the sum of the Revolving Facility Outstandings to exceed the Borrowing Base, and (b) the statements set forth in this Section 3.2 are correct as of the time of the request.

(l)            Section 5.1(c)(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

(i)                                     Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such month and related consolidated statements of earnings of the Borrower and its Subsidiaries for such month and for the year to date, in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous year, all prepared in accordance with GAAP, and certified by the chief financial officer of the Borrower, subject to year-end audit adjustments.

(m)                               The following paragraphs are inserted after paragraph (m) in Section 5.1 of the Credit Agreement:

(n)                                 On the third Business Day of every calendar month, a Borrowing Base certificate as of the end of the immediately preceding calendar month.

(o)                                 On each Wednesday, a cash flow budget for the 13-week period commencing on the immediately preceding Sunday, including forecasted financing needs during such period (including a forecast of borrowings hereunder) and the income, expense and other information supporting such forecast, all presented on a week-by-week basis in such detail as the Administrative Agent may reasonably request.

(n)                                 Sections 5.9, 5.10 and 5.11 of the Credit Agreement are hereby deleted.

(o)                                 Section 6.1(h) of the Credit Agreement is hereby amended in its entirety to read as follows:

(h)                                 Liens granted to the Administrative Agent pursuant to any Security Documents.

(p)                                 The following new paragraph (n) is hereby added to Section 7.1 of the Credit Agreement:

(n)           The aggregate payments made by the Borrower and its Subsidiaries on account of repurchase or similar obligations or liabilities under Dealer Finance Agreements in any single calendar month, after deducting any payments received during such month on account of returned and repossessed goods that have been the subject of such obligations or liabilities, shall exceed $2,000,000.

(q)                                 Section 7.2(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c)           If any Letter of Credit remains outstanding, the Administrative Agent may, by notice to the Borrower, require the Borrower to deposit in the L/C Cash Collateral Account immediately available funds equal to 105% of the L/C Amount, less the balance (if any) then outstanding in the L/C Cash Collateral Account.

(r)                                    The amount, “$75,000,000”, in the table in Exhibit A to the Credit Agreement is hereby deleted, and the amount, “$30,000,000”, is substituted therefor.

(s)                                  The address and telecopier number for the Bank (both as Administrative Agent and as a Lender) in Exhibit A are hereby deleted, and the following is substituted therefor:

90 South Seventh Street

MAC N9305-198

Minneapolis, Minnesota 55479

Attention: Jason Wells

Telecopier: 612-316-1491

(t)                                    Exhibit C to the Credit Agreement is hereby amended in its entirety to read as set forth in Exhibit C to this Amendment.

(u)                                 Exhibit E to this Amendment is hereby inserted as Exhibit E to the Credit Agreement.

3.                                      Loan Documents.

This Amendment and the Patent and Trademark Security Agreement, mortgages, deeds of trust and other agreements required under paragraphs (d), (e) or (f) of Section 9 shall each be deemed a Loan Document, as defined in the Credit Agreement, and any breach of any obligation of the Borrower under any such document shall constitute an Event of Default, as defined in the Credit Agreement.

4.                                      Post-Closing Deliveries.

(a)                                  Not later than April 10, 2009, the Borrower shall deliver an opinion of Austrian counsel for the Borrower, confirming that the Administrative Agent’s security interest in 65% of the stock of Arctic Cat ACE Holding GmbH has been duly perfected, together with such documents as may be required by such counsel as a condition to delivering such opinions.

(b)                                 Not later than May 15, 2009, the Borrower shall deliver a report, prepared by Alliance Management or another independent consultant acceptable to the Bank, assessing the reasonableness of the Borrower’s projected cash flow budget for its fiscal year ending March 31, 2010.

(c)                                  As soon as practical, and in any event not later than May 15, 2009, the Borrower shall deliver to the Administrative Agent:

(i)                                     Evidence of recording of the Mortgages (as defined below) in the real estate records of the jurisdiction where the related real property is located.

(ii)                                  A final mortgagee’s title policy issued by a title insurance company acceptable to the Administrative Agent, in favor of the Administrative Agent, insuring that the Mortgages are valid and enforceable first priority Liens on the applicable Obligor’s fee simple title to the real estate therein described, free and clear of all standard exceptions and defects and Liens except such as the Administrative Agent in its sole discretion may approve, including the following endorsements: ALTA form 9.0, ALTA form 3.1 (with parking), contiguity, access to open street, utility, last dollar, separate tax parcel, no special assessments, usury, forced removal, revolving credit, mortgage registry tax and such other endorsements as the Administrative Agent may reasonably require.

(iii)                               Copies of such land surveys of the Owned Real Property as may be in the possession of any Obligor.

(iv)                              A certified environmental audit of the real estate referred to in each Mortgage and the improvements thereon.

(v)                                 A certified appraisal conforming to all applicable requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, covering the land and improvements referred to in each Mortgage and establishing the fair market value of such property.

(d)                                 As promptly as practicable (and in any event not more than 45 days) following any request by the Administrative Agent, two copies of a perimeter land survey covering the land referred to in each Mortgage and all related appurtenant easements, prepared by a licensed, registered surveyor and incorporating the legal description of such land, showing the location of all points and lines referred to in the legal description and, with respect to each such parcel which has significant improvements thereon, the location of all existing material improvements, including driveways and parking, as being within the exterior boundaries of such land and the location of all utilities and the location of all easements and encroachments onto or from such land that are visible on such land, known to the surveyor preparing the survey or of record, identifying easements of record by recording data.

Each item required to be delivered under this Section 4 shall be in form and substance satisfactory to the Administrative Agent, in its reasonable discretion.

5.                                      Collateral Account and Lockbox.

Concurrent with the execution and delivery of this Amendment by the Borrower, the Borrower shall deliver to the Administrative Agent a Restricted Account Agreement, Four Party Wholesale Lockbox Agreement and Master Agreement for Treasury Management Services, duly executed by each Obligor and in form and substance satisfactory to the Administrative Agent, together with such other documents as the Administrative Agent may require to ensure that all payments on accounts receivable of the Obligors are paid to the lockbox and account established thereunder. Each Company will promptly direct its customers to mail all payments to any Company to the post office box identified in or pursuant to such agreements.

6.                                      Collateral Audit.

The Borrower acknowledges that (i) the Administrative Agent intends to conduct a collateral audit of the Borrower, (ii) the Administrative Agent has the right to conduct such collateral audit pursuant to Section 5.2 of the Credit Agreement, among other provisions, and (iii) pursuant to Section 2.6 (c) of the Credit Agreement, the Borrower is obligated to pay all reasonable fees charged by the Administrative Agent in connection with such audit, together with actual out-of-pocket costs and expenses incurred in conducting such audit.

7.                                      Amendment Fee.

Concurrently with the execution and delivery of this Amendment, the Borrower shall pay to the Bank an amendment fee in the amount of $50,000. Such fee shall be deemed fully earned by the Bank’s execution and delivery of this Amendment.

8.                                      Representations and Warranties.

The Borrower and the Guarantors each hereby represent and warrant to each Lender Party as follows:

(a)                                  Each of the Borrower and each Guarantor has all requisite power and authority, corporate or otherwise, to execute and deliver this Amendment and to perform this Amendment and the Credit Agreement as amended hereby. This Amendment has been duly and validly executed and delivered to the Administrative Agent by the Borrower and the Guarantors, and this Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of the Borrower and the Guarantors, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

(b)                                 The execution, delivery and performance by the Borrower and the Guarantors of this Amendment, and the performance of the Credit Agreement as amended hereby, have been duly authorized by all necessary action (corporate or otherwise) and do not and will not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (other than consents and approvals that have been obtained and remain in full force and effect), (ii) violate the Organizational Documents of the Borrower or any Guarantor or any provision of any law, rule, regulation or order presently in effect having applicability to the Borrower or any Guarantor, or (iii) except where such breach or default would not have a Material Adverse Effect, result in a breach of or constitute a default under any indenture or agreement to which the Borrower or any Guarantor is a party, or by which the Borrower or any Guarantor or any property of the Borrower or any Guarantor may be bound or affected.

(c)                                  All of the representations and warranties contained in Article IV of the Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be correct only as of such date.

(d)                                 Schedule 1 to this Amendment is a complete list of all patents, applications for patents, trademarks, applications for trademarks, service marks, applications for service marks, mask works, trade dress and copyrights for which any Obligor is the registered owner (the “Owned Intellectual Property”). Except as disclosed on Schedule 1, (i) each Obligor owns its Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than an Obligor owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable and (iv) each Obligor has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property owned by it.

(e)                                  Schedule 2 to this Amendment sets forth each parcel of real property owned by any Obligor (the “Owned Real Property”), including for each parcel the owner, street address and complete legal description thereof.

(f)                                    Schedule 3 to this Amendment sets forth each deposit account and securities account (as those terms are defined in the Uniform Commercial Code) owned by any Obligor, including for each account the owner thereof, the nature thereof (including whether such account is a deposit account or a securities account), the depository bank or securities intermediary with which such account is maintained, and the approximate value of such account.

9.                                      Conditions Precedent.

The amendments set forth in Section 2 are subject to the conditions precedent that, on or before the date hereof (or such later date as the Bank may approve in writing), the Borrower shall have delivered to the Bank each of the following, each in form and substance satisfactory to the Bank:

(a)           This Amendment, duly executed by the Borrower.

(b)           The amendment fee specified in Section 7.

(c)           A Borrowing Base Certificate as of March 31, 2009.

(d)                                 A Patent and Trademark Security Agreement, duly executed by each Obligor that holds any Owned Intellectual Property, in form suitable for filing with the Patent and Trademark Office.

(e)                                  Such mortgages and deeds of trust (the “Mortgages”) as may be required to grant the Administrative Agent a mortgage lien on each parcel of Owned Real Property, together with copies of all surveys, title insurance polices, title insurance opinions, environmental reports and other documents related to the Owned Real Property as the Administrative Agent may request.

(f)                                    The agreements identified in Section 5.

(g)                                 A signed copy of the opinion of counsel for the Borrower, addressed to the Administrative Agent and the Lenders, confirming the matters set forth in paragraphs (a) and (b) of Section 8 above, and such other matters as the Administrative Agent may request.

10.          Release.

The Borrower and the Guarantors each hereby waive, release, relinquish and forever discharge the Bank, and its past and present directors, officers, agents, employees, parents, subsidiaries, affiliates, insurers, attorneys, representatives and assigns, and each and all thereof (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies, and the execution of whatsoever kind, nature and/or description arising on or before the date hereof, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower or any Guarantor ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the administration of the Loan Documents and the negotiations relating to this Amendment.

11.          WAIVER OF JURY TRIAL.

THE BORROWER, THE GUARANTORS AND THE BANK EACH IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE GUARANTORS AND THE BANK EACH REPRESENT TO EACH OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

12.          Payment of Costs.

The Borrower reaffirms its obligation under the Credit Agreement, and specifically agrees, to pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the Loan Documents, including but not limited to all fees and disbursements of legal counsel to the Bank, and specifically including all costs and expenses of the Bank, including attorneys fees, incurred in connection with the drafting and preparation of this Amendment and any related documents.

13.          Miscellaneous.

This Amendment sets forth the entire agreement of the parties with respect to the subject matter hereof. It cannot be waived, modified or amended except by a writing signed by the party against which enforcement is sought. Except as expressly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect. This Amendment shall be governed by the internal law of Minnesota. This Amendment shall be binding upon and shall accrue to the benefit of the parties and their successors and assigns. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts of this Amendment, taken together, shall constitute but one and the same instrument.

Signature pages follow

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above-written.

ARCTIC CAT INC.

By	/s/ Timothy C. Delmore
Name: Timothy C. Delmore
Title: Chief Financial Officer

ARCTIC CAT SALES INC.

By	/s/ Timothy C. Delmore
Name: Timothy C. Delmore
Title: Chief Financial Officer

ARCTIC CAT PRODUCTION LLC

By	/s/ Timothy C. Delmore
Name: Timothy C. Delmore
Title: Chief Financial Officer

ARCTIC CAT PRODUCTION SUPPORT LLC

By	/s/ Timothy C. Delmore
Name: Timothy C. Delmore
Title: Chief Financial Officer

ARCTIC CAT SHARED SERVICES LLC

By	/s/ Timothy C. Delmore
Name: Timothy C. Delmore
Title: Chief Financial Officer

Signature page to First Amendment to Arctic Cat Inc. Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent,
Issuing Lender and Lender

By	/s/ Jason D. Wells
Name: Jason D. Wells
Title: Assistant Vice-President

Signature page to First Amendment to Arctic Cat Inc. Credit Agreement